Exhibit 10.1

THIS AGREEMENT is made on the 9th day of January 2026

BETWEEN:

(1)	Rich Sparkle Holdings Limited, a company incorporated in the British Virgin Islands and having registered office at 12/F, The Centre, 99 Queen’s Road Central, Hong Kong (the “Purchaser”); and

(2)	Serigne Khabane Lame, with passport YC0120233 and having its residential address at Unit C1, 15th Floor, PO FOO BUILDING, 1 Foo Ming Street, Causeway Bay, Hong Kong;

(3)	Dominant Action Limited, a company incorporated in the British Virgin Islands whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG110;

(4)	Pink13 Group Inc., a a company incorporated in the State of Delaware whose registered office is at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex, US ;

(5)

Anhui Xiaoheiyang Network Technology Company Limited, a PRC incorporated company and having its registered office at 112, First Floor, Block 2, No. 3336 Xiyou Road, Gaoxin District, Hefei City, Anhui Province, the PRC;

(6)	Develop Master Limited, a company incorporated in the British Virgin Islands whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG110;and

(7)	Ace Fantasy Limited, a company incorporated in the British Virgin Islands whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG110 (Collectively with (2) to (7), the (“Vendors”).

WHEREAS:

A.	The Purchaser principally engaged in the provision of financial printing and public relations company based in Hong Kong, specialized in designing and printing a variety of high-quality financial print products.

B.	The Vendors are shareholders in Step Distinctive Limited (“BVI”), which in turn holds 100% in Hong Kong Prosperous Sheep Corporation Limited (“Company”).

C.

BVI is owned as to 5% by Serigne Khabane Lame, 44% by Dominant Action Limited, 26% by Pink13 Group Inc., 13% by Anhui Xiaoheiyang Network Technology Company Limited, 4% by Develop Master Limited, and 8% by Ace Fantasy Limited, the register of members of the BVI is set out in Schedule 2.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.01	In this Agreement, unless the context requires otherwise:

“Business Days” means a day (excluding Saturdays and Sundays) on which commercial banks are generally open for banking business in the United States of America;

“Completion” means completion of the sale and purchase of the Sale Shares;

“Completion Date” means the date on which Completion takes place which shall be the 7th Business Day after all the Conditions have been fulfilled or waived by the Purchaser or the Vendors (as the case may be) in accordance with the terms hereof or such other date as may be agreed by the Vendors and the Purchaser in writing;

“Conditions” means the conditions to the purchase of the Sale Shares set out in Clause 4.01;

“Consideration” means the consideration for the transfer of the Sale Shares specified in Clause 3.01;

“Consideration Shares” means 75,000,000 shares in the Purchaser;

“Contracts” means those agreements or contracts entered into by members of the Group, copies of which have already been provided by the Vendors to the Purchaser prior to the signing of this Agreement (the receipt of which agreements or contracts is hereby acknowledged by the Purchaser as evidenced by its execution of this Agreement), a list of which is set out in Schedule 3;

“Directors” means the directors of the Purchaser;

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any contractual right set-off; (c) any proxy, power of attorney, voting trust agreement, interest, equity, option, right of first offer, negotiation or refusal or transfer restriction in favour of any person and (d) any adverse claim as to title, possession or use; and “Encumber” shall be construed accordingly;

“Group” means the group of companies consisting of the BVI, the Company and the associated companies;

“Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange as may be amended or supplemented from time to time;

“Material Adverse Effect” means any adverse effect on the financial condition, business or operation of the Group which is of a material nature in the context of the overall Group considered as a whole;

“Purchaser Warranties” shall have the meaning ascribed to it under Clause 9.2;

“Sale Shares” means 100% in the BVI which are wholly owned by the Vendors in the respective shareholdings, and the BVI in turn holds 100% in the Company;

“Shares” means ordinary shares in the capital of the Purchaser;

“Share Consideration” shall have the meaning ascribed to it under Clause 3.02;

“Stock Exchange” means The Nasdaq Stock Exchange;

“taxation” means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof;

“Valuation” shall have the meaning ascribed to it under Clause 10.01;

1.02	References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.03	References herein to Clauses and Schedules are to clauses in and schedules to this Agreement unless the context requires otherwise and the Schedules to this Agreement shall be deemed to form part of this Agreement and a reference to a Clause includes all the sub-Clauses of that Clause.

1.04	The expressions the “Vendor” and the “Purchaser” shall, where the context permits, include their respective successors, personal representatives and permitted assigns.

1.05	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.06	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.07	A document expressed to be “in the approved terms” means a document the terms of which have been approved by or on behalf of the parties hereto and a copy of which has been signed for the purposes of identification by or on behalf of the parties hereto.

1.09	In this Agreement, “subsidiary” and “holding company” have the meanings ascribed thereto in section 2 of the Companies Ordinance.

2.	SALE OF SHARES

2.01	Subject to the terms of this Agreement (in particular Clause 10.03) the Vendor shall sell as beneficial owners and the Purchaser shall purchase the Sale Shares free from all liens, charges and encumbrances and together with all rights now or hereafter attaching thereto including all dividends and distributions declared, made or paid on or after the Completion Date.

3.	CONSIDERATION

3.01	The Consideration for the Sale Shares shall be around USD975m and will be satisfied by way of issue 75,000,000 new Shares in the Purchaser at USD13 per Share, which shall be allotted to the Vendors pro rata to their respective shareholdings in the BVI.

4.	CONDITIONS

4.01	This Agreement other than Clauses 11, 12, 13 and 14 is conditional upon each of the following conditions being satisfied and remaining satisfied up to Completion:

(a)	the completion of the Valuation to the satisfaction of the Purchaser in its absolute opinion valuing the entire issued share capital of the Company at not less than USD900m;

(b)	the Purchaser undertaking and completing a due diligence investigation as further detailed in Clause 7 in respect of the Group including but not limited to the affairs, business, assets, liabilities, operations, records, financial position, value of assets, accounts, results, legal and financing structure of the Group;

(c)	the Stock Exchange having granted approval for the listing of and permission to issue and deal in the Consideration Shares on the Stock Exchange with such approval still remaining effective up to Completion.

(d)

all necessary approvals by the shareholders of the Purchaser (if necessary) in respect of the transactions contemplated under this Agreement having been obtained by way of either a majority vote at a general meeting or, (if acceptable to the Stock Exchange) in lieu of holding such general meeting, a written shareholders’ approval from a shareholder or a closely allied group of shareholders of the Purchaser Guarantor who together hold more than 50% in nominal value of its shares in a manner as required under the Listing Rules;

(e)	the Vendors must be owned by the respective shareholdings on the date of Completion:

BVI is owned as to 5% by Serigne Khabane Lame, 44% by Dominant Action Limited, 26% by Pink13 Group Inc., 13% by Anhui Xiaoheiyang Network Technology Company Limited, 4% by Develop Master Limited, and 8% by Ace Fantasy Limited, the register of members of the BVI is set out in Schedule 1, including the ultimately shareholders as set out in the register of members as set out in Schedule 2.

(f)	The business of the Company includes the operation team and global livestream rights of Serigne Khabane Lame and his relevant IP and social media accounts such as (i) live-streaming e-commerce, short-video e-commerce, TikTok Shop, in the US-region/Middle East-region/SEA independent stations; (ii) the covers scripting, filming, editing, matrix accounts, AI-generated content, multi-language content etc, and (iii) commercial endorsements & brand collaborations; (iv) operation of hit rate and active followers by Pink 58; and (v) the sales and merchandise by Anhui Xiaoheiyang Network Technology Company Limited.

(g)	The due execution with the Company (i) “Exclusive Operation Agreement for Global Live Streaming E-commerce”, and (ii) “Exclusive Operation Agreement for Global Live Streaming E-commerce” in agreeable form as set out in Schedule 3, and collectively with (f), (the “Business”).

(h)	the Company has there being no material adverse change or development (including a prospective change or development) in the position or condition, financial or otherwise, of the Purchaser group; and

(i)	the Vendors Warranties given as at the date of this Agreement remaining true, accurate and not misleading in all material respects upon repetition of the same immediately prior to Completion with reference to the facts and circumstances then existing.

4.02	The Purchaser may waive all or any of the Conditions specified in Clause 4.01(a) and (b) at any time by notice in writing to the Vendor.

4.03	The Vendors and the Purchaser shall, within their respective capacities, use all their best endeavours to ensure that the Conditions shall be fulfilled by the date referred to in Clause 4.04.

4.04	If the Conditions shall not have been fulfilled (or waived in accordance with Clauses 4.01 and 4.02) by 28 February 2026, this Agreement and everything herein contained other than Clauses 11, 12, 13 and 14 as aforesaid shall, subject to the liability of any party to the others in respect of any breaches of the terms hereof, antecedent thereto, be null and void and of no effect.

5.	COMPLETION

5.01	Completion shall take place at the offices of the Purchaser on the Completion Date or at such other place and time as shall be mutually agreed (time in either case being of the essence).

5.02	At Completion, the Vendors shall each severally deliver or cause to be delivered to the Purchaser:

(i)	duly executed instrument of transfer in respect of the Sale Shares in favour of the Purchaser (or its nominees);

(ii)	all powers of attorney or other authorities under which the instrument of transfer in respect of the Sale Shares have been executed;

(iii)	such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as the holders of the Sale Shares;

(iv)	written confirmation that the Vendors are not aware of any matter or thing which is in breach of or inconsistent with any of the representations, warranties and undertakings herein contained;

(v)	written confirmation and register of shareholders in the Company with all duly executed agreements in relation to the Business;

(vi)	such other documents as may be required to give to the Purchaser good title to the Sale Shares and to enable the Purchaser or its nominees to become the registered holders thereof.

5.03	At Completion, the Purchaser shall deliver to each of the Vendors:

(a)	written confirmation that the Purchaser is not aware of any matter or thing which is in breach of or inconsistent with any of the representations, warranties and undertakings herein contained;

(b)	its board resolutions approving this Agreement and the performance by it of its obligations hereunder, certified as a true and correct copy thereof by a director of the Purchaser; and

(c)	the share certificate(s) for the number of the Consideration Shares to which that Vendor is entitled hereunder.

5.04	Without prejudice to any other remedies available to the Purchaser, if in any respect the provisions of Clause 5.02 are not complied with by the Vendors on the Completion Date the Purchaser may:

(a)	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5.04, apart from this sub-paragraph (a), shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

(c)	rescind this Agreement.

6.	FURTHER OBLIGATIONS OF THE VENDOR

6.01	The Vendors will jointly procure that the business of each member of the Group is operated in a manner consistent with past practices during the period from the date hereof until Completion.

6.02	Between the date hereof and Completion, the Vendors shall not, and shall procure that each member of the Group shall not, without the prior consent in writing of the Purchaser, do anything which will result in a breach of any of the Vendor Warranties.

7.	DUE DILIGENCE REVIEW PRIOR TO COMPLETION

The Purchaser and its appointed representatives and professional advisers shall within three Business Days from the date hereof have the right during normal business hours to visit all facilities and office premises of the Group and check the existence and condition of assets thereat and to carry out a review and investigation of, including but not limited to, the assets, liabilities, financial condition, contracts, operations, books and records, etc., commitments, business and prospects of the Group.

8.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE VENDORS

8.01	The Vendors hereby severally represent, warrant and undertake to the Purchaser (to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) in the terms set out in Schedule 1 and acknowledge that the Purchaser in entering into this Agreement is relying on such representations, warranties and undertakings and that the Purchaser shall be entitled to treat the same as conditions of this Agreement.

8.02	The representations, warranties and undertakings set out in each paragraph of Schedule 1 (collectively the “Vendor Warranties”) shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules..

8.03	The Vendor Warranties set out in each paragraph of Schedule 1 shall be deemed to be repeated as at Completion as if all references therein to the date of this Agreement were references to the Completion Date.

8.04	The Vendor Warranties are and shall be given subject to the matter fairly and accurately disclosed or referred to in this Agreement or the Contracts, and the Vendors shall not be liable if any of the Vendor Warranties are untrue misleading or breached to the extent that the same has been fairly and accurately disclosed in this Agreement or the Contracts or which do not cause a Material Adverse Effect.

8.05	In the event of it being found prior to Completion that any of the Vendor Warranties are untrue, misleading or incorrect in any material respect or have not been fully carried out in any material respect, or in the event of any matter or thing arising or becoming known or being notified to the Purchaser which is inconsistent with any such Vendor Warranty or any other provision of this Agreement in any material respect or in the event of the Vendors becoming unable or failing to do anything required to be done by them at or before Completion the Purchaser shall not be bound to complete the purchase of the Sale Shares and the Purchaser may by notice rescind this Agreement without liability on its part, in which event the Purchaser shall not have any rights to claim against any of the Vendors for damages, compensation or otherwise.

8.06	The Vendors will both before and after Completion promptly notify the Purchaser in writing of any matter or thing of which they become aware which is a material breach of or inconsistent with any of the Vendor Warranties.

8.07	If there is any claim for breach of the Vendor Warranties, the Vendors shall pay (in their Relevant Percentages) the Purchaser on demand an amount in aggregate equal to either:

(a)	any loss or liability suffered by the Purchaser as a result of such breach; or

(b)	if:

(i)	the value of an asset of the Company or of a Group Company is or becomes less than the value which would have been had the breach not occurred; or

(ii)	the Company or a Group Company is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred,

the Attributable Percentage of the reduction in the value of the asset or, as the case may be, the amount of the liability or increased liability.

8.08	The aggregate amount which the Purchaser shall be entitled to recover pursuant to all claims for breach of the Vendor Warranties and any other claims under this Agreement shall not exceed the Consideration.

8.09	DELETED

8.10	(a)	The Vendors shall not be liable for any breach of the Vendor Warranties :

(i)	which arises as a result of legislation which comes into force after the date hereof and which is retrospective in effect;

(ii)	which, being a liability in respect of taxation, arises by reason of an increase in the rates of taxation since the date of this Agreement with retrospective effect or for which the Company or any member of the Group is primarily liable and which arises in the ordinary course of business after 31 January 2026;

(iii)	which arises as a result of a change in accounting policies after Completion; or

(iv)	which would not have arisen but for any act, omission, transaction or arrangement after Completion by any member of the Purchaser Group.

(b)	If any claim for breach of the Vendor Warranties is brought under this Agreement in relation to any liability of the Purchaser or the Company or any member of the Group which is contingent only, the Vendors shall not be liable to make any payment in respect thereof until such contingent liability becomes an actual liability.

(c)	If the Vendors shall pay to the Purchaser any amount by way of compensation or damages for breach of the Vendor Warranties hereunder and the Purchaser or the Company or any member of the Group subsequently recovers from a third party any amount relating to such breach, the Vendors shall forthwith repay to the Vendors such amount previously paid by the Vendors or the amount recovered from the third party.

8.11	(a)	The Purchaser shall, upon any claim, action, demand or assessment being made or issued against it or any Group Company which could lead to a claim by the Purchaser for breach of the Vendor Warranties under this Agreement, forthwith give notice thereof to the Vendors save that it shall not be obliged to disclose such matter where it is prohibited by law.

(b)	The Purchaser shall take such action and procure that the relevant Group Company shall take such action as the Vendors may reasonably request to avoid, resist, dispute, defend, compromise or appeal against such claim, action, demand or assessment.

9.	PURCHASER WARRANTIES

9.1	Each of the Purchaser and the Purchaser Guarantor hereby jointly and severally warrants and represents to each of the Vendors that :

(a)	it has been duly incorporated and is validly existing under the laws of the jurisdiction in which it was incorporated;

(b)	it has full power and authority and has taken all necessary corporate and other actions to authorise the entering into and performance of this Agreement;

(c)	this Agreement constitutes legal, valid and binding obligations of the Purchaser enforceable in accordance with its terms;

(d)	the entering into and performance of this Agreement by it does not and shall not violate in any material respect any provision of its constitution or any applicable law or regulation or any order or decree of any governmental authority, agency or court in any country to which it is subject;

(e)	in respect of the Purchaser Guarantor, it will have, prior to Completion, complied with all the required procedures under the Listing Rules (where applicable, including the disclosure requirement and obtaining, if necessary, the approval of the shareholders of the Purchaser Guarantor) for the consummation of the transactions contemplated by this Agreement;

(f)	in respect of the Purchaser Guarantor, the creation, allotment and issue of the Consideration Shares will be within its powers and in accordance with its memorandum and articles of association or constitution and will comply with all applicable statutory requirements, including the Companies Law, Cap.22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and with the Listing Rules and other rules and regulations of the Stock Exchange;

(g)	in respect of the Purchaser Guarantor, the creation of the Consideration Shares and their allotment and issue pursuant to this Agreement will not cause any breach of any agreement to which it is or any member of the Purchaser Group is bound and will not infringe or exceed any limit on, powers of, or restriction on or the terms of any contract, obligation or commitment whatsoever of any member of the Purchaser Group and/or their respective boards of directors;

(h)	the Consideration Shares will be validly allotted and issued pursuant to this Agreement and the memorandum and articles of association or constitution of the Purchaser Guarantor free from all Encumbrances and will rank pari passu in all respects with the shares of the Purchaser Guarantor in issue on the Completion Date;

(i)	the shares of the Purchaser (including the Consideration Shares) are, and will continue up to Completion to be, listed and traded on the Stock Exchange;

(j)	no member of the Purchaser has done, or omitted to do, anything (whether required under the Listing Rules or otherwise) which may adversely affect the listing status of the shares of the Purchaser on the Stock Exchange;

(k)	no member of the Purchaser Group is involved whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings (apart from debt collecting in the ordinary course of business) or in any proceedings before any tribunal, where such proceedings are material in the context of the Purchaser Group as a whole and no such proceedings are threatened or pending;

(l)	no material member of the Purchaser Group is in receivership or liquidation, or has taken any steps to enter liquidation and no petition has been presented for winding up any material member of the Purchaser Group and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of any material member of the Purchaser Group; and

(m)	the Purchaser Guarantor has not given any guarantees, indemnities, sureties or securities or assumed any obligations in respect of the liabilities, obligations or otherwise of any third party except for in respect of obligations of members of the Purchaser Group.

9.2	The warranties given by the Purchaser as set out in Clause 9.1 (which are collectively hereinafter referred to as the “Purchaser Warranties”) shall be separate and independent and none of the said warranties shall be limited or restricted by reference to or inference from the terms of any other such warranties or any other term of this Agreement.

9.3	The Purchaser hereby undertakes promptly to notify the Vendors in writing of any matter or thing of which it becomes aware which is or may be a material breach of or inconsistent with any of the Purchaser Warranties whether before or after Completion.

9.4	The Purchaser and the Purchaser Guarantor shall not do or allow and shall procure that no act or omission shall occur before Completion which would constitute a material breach of any of the Purchaser Warranties.

9.5	The Purchaser Warranties shall be deemed to be repeated on the Completion Date as if given or made on such date, with reference in each case to the facts and circumstances then subsisting and shall remain in full force and effect notwithstanding Completion.

10.	DELETED

10A.	PURCHASER GUARANTEE

In consideration of the Vendors entering into this Agreement, the Purchaser Guarantor hereby guarantees the Vendors the due and punctual performance and discharge by the Purchaser of the obligations of the Purchaser pursuant to Clauses 11 and 12 herein and the obligations of the Purchaser to pay the Deposit and repay the Promissory Notes in accordance with the terms thereof (collectively the “Purchaser’s Obligations”) to the intent that should the Purchaser shall fail duly and punctually to perform or discharge its obligations in respect of the Purchaser’s Obligations, the Purchaser Guarantor shall forthwith upon demand perform and discharge or procure the performance and discharge of such Purchaser’s Obligations.

The Purchaser Guarantor shall be liable under the guarantee given under this Clause 10A as if it were a primary obligor and the liability of the Purchaser Guarantor shall not be affected or discharged by :

(a)	the granting of time or any other indulgence by any of the Vendors to the Purchaser or to any other persons; or

(b)	any amendment or variation to this Agreement; or

(c)	any amendment, variation, compounding, compromise or release of the Purchaser’s Obligations; or

(d)	the invalidity or unenforceability of any of the Purchaser’s Obligations; or

(e)	any waiver or exercise of, or omission to exercise, any rights against the Purchaser or any other person or any failure to take, perfect or exercise any other security for the Purchaser’s Obligations;

(f)	any other person being or becoming a guarantor of the Purchaser’s Obligations or any of the Vendors obtaining or exercising other security for the Purchaser’s Obligations; or

(g)	the liquidation, winding-up, receivership, bankruptcy or incapacity of the Purchaser or any other person; or

(h)	any lack of capacity or authority of the Purchaser or any other person to enter into or perform its obligations under this Agreement; or

(i)	any other act, matter, event or omission which but for this provision would or might operate to discharge, impair or otherwise affect the Purchaser Guarantor’s liability under this Clause 10A.

The Purchaser Guarantor hereby waives any right available to it under any applicable law which is inconsistent with its liability hereunder or any other provisions above or which might otherwise require any of the Vendors to proceed against the Purchaser or any other person before making a demand on the Purchaser Guarantor.

11.	RESTRICTION ON ANNOUNCEMENTS

Each of the parties hereto undertakes that prior to Completion and thereafter it will not (save as required by law or any rule of any relevant stock exchange) make any announcement in connection with this Agreement unless the other parties hereto shall have given their respective consents to such announcement (which consents may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions). If such announcement is required by law or rule of any relevant stock exchange, the party shall ensure or procure that it or its parent company going to issue such announcement shall (a) consult with the other parties as to the content, manner of making, and timing of any such announcement and (b) comply with such requests in respect thereof as the other parties shall reasonably make.

12.	CONFIDENTIALITY

12.01	For the purpose of this Clause 12, “Confidential Information” means all information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to this Agreement and which relates to:-

(a)	the Group;

(b)	the provisions of this Agreement;

(c)	the negotiations relating to this Agreement; or

(d)	the subject matter of this Agreement.

12.02	Each party (including, for the avoidance of doubt, the Purchaser Guarantor) (the “Receiving Party”) hereby undertakes to each other party (the “Disclosing Party”), both during and after the term of this Agreement, to preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use the Confidential Information for its own or any purposes other than for the sole purpose of the transactions or matters contemplated in this Agreement except:

(a)	under the circumstances set out in Clause 12.03;

(b)	to the extent otherwise expressly permitted by this Agreement; or

(c)	with the prior written consent of the Disclosing Party and the party to whose affairs such Confidential Information relates; and

(d)	under the provisions set out in Clause 12.04.

12.03	The circumstances referred to in Clause 12.02(a) above are:

(a)	where the Confidential Information, before it is furnished to the Receiving Party, is in the public domain; or

(b)	where the Confidential Information, after it is furnished to the Receiving Party, enters the public domain otherwise than as a result of a breach by the Receiving Party of its obligations in this Clause 12; or

(c)	if and to the extent the Receiving Party makes disclosure of the Confidential Information to any person:

(i)	in compliance with any requirement of law;

(ii)	in response to any applicable regulatory authority to which it is subject where such requirement has the force of law; or

(iii)	in order to obtain tax or other clearances or consents from any relevant taxing or regulatory authorities,

PROVIDED THAT any such information discloseable pursuant to this Clause 12.03(c) shall be disclosed only after consultation with the Disclosing Party and only to the extent required by law.

12.04	The Receiving Party is allowed to provide the Confidential Information to those of the employees, directors, officers, accountants and attorneys (collectively, the “Related Parties” for the purpose of this Clause 12) of the Receiving Party who need to know the same for the sole purpose of the transactions or matters contemplated in this Agreement and who also have been informed of the confidential nature of the Confidential Information and have been directed to hold such information in strict confidence and to use such information solely for the purposes permitted hereunder.

12.05	The Receiving Party agrees that it will procure its Related Parties who will have access to the Confidential Information at any time (whether during the term or after the termination of this Agreement) to refrain from:-

(a)	using any Confidential Information for any purposes other than in connection with the transactions or matters contemplated in this Agreement; and

(b)	disclosing any Confidential Information to any person other than the Receiving Party and those of the Receiving Party’s Related Parties permitted to have access to Confidential Information as provided above, and any such use or disclosure shall be at all times and in all events on the terms of and in compliance with the restrictions of this Clause 12.

Each party agrees to be responsible for the compliance by its Related Parties under this Clause 12.

12.06	The restrictions contained in this Clause 12 shall continue to apply after Completion without limit in time.

13.	MISCELLANEOUS

13.01	Each party to this Agreement shall pay its own costs and disbursements of and incidental to this Agreement and the sale and purchase hereby agreed to be made provided that any stamp duty (if any) payable on the sale and purchase of the Sale Shares and the Sale Loans hereunder shall be borne by the Vendors and the Purchaser in equal share.

13.02	No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any party of any breach by the other parties of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13.03	This Agreement shall not be assignable by any party without the written consent of the other parties.

13.04	This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties hereto and it is expressly declared that no variations hereof shall be effective unless made in writing.

13.05	The provisions of this Agreement including the representations, warranties and undertakings herein contained, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

13.06	Any right of rescission conferred upon any party hereby shall be in addition to and without prejudice to all other rights and remedies available to it.

14.	GOVERNING LAW AND JURISDICTION

14.01	(a)	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

(b)	All disputes and differences arising from or relating to this Agreement shall be referred to and finally resolved by arbitration in accordance with the UNCITRAL Arbitration Rules in force on the date of this Agreement. The arbitration shall be heard and determined by a single arbitrator, who shall be selected by the Vendors and the Purchaser to the arbitration. If the Vendors and the Purchaser cannot agree on who the arbitrator is to be, the appointing authority, being Hong Kong International Arbitration Centre, shall select the arbitrator on the application of any party. The place of arbitration shall be Hong Kong, the award shall be deemed a Hong Kong award, and the English language shall be used in the arbitral proceeding and the costs and expenses of the arbitral proceedings shall be borne by the parties in accordance with the direction or award made by the arbitrator.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SCHEDULE 1

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

Preliminary

1.	Unless the context requires otherwise and except in paragraph 3 below, the representations, warranties and undertakings contained in this Schedule in relation to the Company shall be deemed to be repeated mutatis mutandis in relation to each of the other members of the Group.

Accounts and Management Accounts

2.	The Company does not have and has never prepared any audited accounts whatsoever.

Taxation

3.	The Company has paid all taxation for which it is liable to account to the respective inland revenue department or other fiscal authority on the due date for payment thereof and is under no liability to pay any penalty or interest in connection therewith and without prejudice to the generality of the foregoing the Company has made all deductions and withholdings in respect or on account of taxation which it is required or entitled by any relevant legislation to make from any payments made by it including, but not limited to, interest, annuities or other annual payments, royalties, rent, remuneration payable to employees or sub-contractors or payments to a non-resident and where appropriate the Company has accounted in full to the relevant fiscal authority for any taxation so deducted or withheld.

Corporate Matters

4.	The Company has been duly incorporated and is validly existing under the laws of its place of incorporation and has full power, authority and legal right to own its assets and carry on its business and is not in receivership or liquidation, it has taken no steps to enter liquidation and no petition has been presented for winding up the Company and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Company.

5.	The Sale Shares constitute 100% of all the issued shares in the BVI and is wholly owned by the Vendors in the accordance with the following shareholdings:

-	5% by Serigne Khabane Lame;

-	44% by Dominant Action Limited

-	26% by Pink13 Group Inc.;

-	13% by Anhui Xiaoheiyang Network Technology Company Limited;

-	4% by Develop Master Limited; and

-	8% by Ace Fantasy Limited

6.	The Company does not have and has never had any place of business or branch or permanent establishment outside its jurisdiction of incorporation.

7.	The Company has never reduced, repaid or purchased any of its share capital.

8.	There are no options or other agreements outstanding which call for the issue of or accord to any person, the right to call for the issue of any shares in the capital of the Company or the right to require the creation of any mortgage, charge, pledge, lien or other security or encumbrance over the Sale Shares.

9.	The copies of the Memorandum and Articles of Association of the Company are accurate and complete in all respects and have attached to them copies of all resolutions and agreements which are under laws required to be so attached. The Company has complied with its Memorandum and Articles of Association in all material respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorised.

Trading and General Commercial Matters

10.	The fixed and loose plant, machinery, furniture, fixtures and fittings, equipment and vehicles and the tangible assets used in connection with the business of the Company and all other fixed assets referred to in the management accounts and any additions thereto made since the date of the management accounts are the sole and absolute property of and are held by the Company free from any liens, mortgages, charges, encumbrances, hire or hire purchase agreements, credit sale agreements or agreements for payment on deferred terms or bills of sale and the Company has good and marketable title thereto and all such assets are in the possession or under the control of the Company and, where it is disclosed that any such assets have been disposed of, they have not been disposed of at less than book value.

11.	The Company is not a party to:

(a)	any material contract which involves or is likely to involve obligations, restrictions or expenditure of an onerous nature;

(b)	any contract materially and adversely affecting its business or assets or restricting the Company’s freedom of action in relation to its normal business activities;

(c)	any contracts for the purchase of materials, supplies or equipment which are in excess of the requirements of the Company for its normal operating purposes or require expenditure in excess of HK$100,000;

(d)	any joint venture or partnership arrangement or agreement or similar arrangement or agreement; or

(e)	any material agreement (other than employment contracts) in which the Vendors or any of the directors of the Company are interested (directly or indirectly).

12.	There are no material contracts or obligations, agreements or arrangements to which the Company is a party or by which the Company is bound which are void, illegal, unenforceable, registrable or notifiable under or contravening any laws or regulations.

13.	There are no material agreements concerning the Company which can be terminated or which have been terminated or under which the rights of any person are liable to be materially adversely affected as a result of a change in the composition of the Board of Directors of the Company.

14.	To the best knowledge of the Vendors, there are no circumstances whereby following a change in the composition of the Board of Directors of the Company the principal customers of or suppliers to the Company would cease to remain customers or suppliers to the same extent and of the same nature as prior to the date hereof.

15.	There are no loans, guarantees, pledges, mortgages, charges, liens, debentures, encumbrances or unusual liabilities given, made or incurred by or on behalf of the Company (and, in particular, but without limiting the foregoing, no loans have been made by or on behalf of the Company to any directors or shareholders of the Company) and no director or other person has given any guarantee of or security for any financial or other obligation of the Company.

16.	The Company is not in material default under any provision of any contract or agreement to which it is a party or by which it is bound and no event has occurred which constitutes a material default, or which with the giving of notice or the passage of time or otherwise, would constitute a material default under such contract or agreement or which would require the premature repayment of any loans or other amounts due thereunder and no party with whom the Company has entered into any agreement is in material default thereunder.

17.	The books and records of the Company accurately present and reflect in accordance with generally accepted accounting principles and standards within the Company’s jurisdiction of incorporation all transactions entered into by the Company or to which it has been a party and all documents which are subject to stamp or similar duty have been duly stamped.

18.	All amounts outstanding and appearing in the books of the Company as loan accounts or as due to directors or shareholders wholly represent money or moneys worth paid or transferred to the Company (as the case may be) or remuneration accrued due and payable for services rendered and (save for such remuneration and save for dividends) no part thereof has been provided directly or indirectly out of the assets of the Company.

19.	To the best knowledge of the Vendors, the Company and each of the shareholders of the Vendor is not the subject of any official investigation or inquiry and there are no facts which are likely to give rise to any such investigation or inquiry.

20.	The Company has complied in all material respects with all applicable laws and regulations in carrying on its business and neither the Company, nor any of its officers or employees, has committed any criminal offence or any tort or any material breach of the requirements or conditions of any statute, treaty, regulation, bye-law or other obligation relating to the Company or the carrying on of its business and without prejudice to the generality of the foregoing the Company has obtained all licences and consents necessary for the carrying on of its business, and all such licences and consents are valid and subsisting and to the best knowledge of the Vendors, there is no reason why any of them should be suspended, cancelled or revoked.

21.	The Company has given no powers of attorney and no other authority express, implied or ostensible which is still outstanding or effective to any person to enter into any contract or commitment to do anything on its behalf other than the authority of employees to enter into routine trading contracts in the normal course of their duties.

Confidential Information

22.	The Company does not use any processes and is not engaged in any activities which involve the misuse of any know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information (“Confidential Information”) belonging to any third party. There has been no actual or alleged misuse by any person of any of its Confidential Information. The Company has not disclosed to any person (other than members of the Purchaser Group) any of its Confidential Information except where such disclosure was properly made in the normal course of the Company’s business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by the Company.

Intellectual Property Rights

23.	The Company nor any of the shareholders of the Vendor is not engaged in any activities which infringe any patents, copyrights, trademarks, designs, business names or other registerable or unregisterable intellectual property rights (“Intellectual Property Rights”) of any third party. The Company and the Vendor is the sole beneficial owner or permitted licensee or user of all Intellectual Property Rights used in connection with its business and the same are valid and enforceable.

Litigation

24.	The Company is not involved whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings (apart from debt collecting in the ordinary course of business) or in any proceedings before any tribunal and to the best knowledge of the Vendors, no such proceedings are threatened or pending.

25.	To the best knowledge of the Vendors, there are no facts or circumstances which are likely to result in any such proceedings being brought by or against the Company or against any person for whose acts or defaults the Company may be vicariously liable.

26.	In particular but without prejudice to the generality of the foregoing there are no disputes between the Company and its customers, suppliers or employees in relation to defective or unsafe goods, plant or work or any loss, damage or personal injury resulting therefrom.

27.	There is no unsatisfied judgment, court order or tribunal or arbitral award outstanding against the Company and no distress, execution or process has been levied on any part of its business or assets.

Accuracy of Information Provided

28.	All information contained in this Agreement (including the recitals) in relation to the Group, each of the shareholder of the Vendor and the Vendor is true and accurate.

29.	All information given to the Purchaser and its professional advisers by the Vendors, the officers and employees of the Company, the Vendors’ professional advisers and the Company’s advisers during the negotiations prior to this Agreement in relation to the Group was when given, and is at the date hereof, true and accurate in all material respects and there is no fact, matter or circumstance which has not been disclosed in writing to the Purchaser or its professional advisers which renders any such information untrue, inaccurate or misleading in any material respect or which might reasonably affect the willingness of the Purchaser to proceed with the purchase of the Sale Shares on the terms of this Agreement.

General

30.	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute a default under any material agreement, commitment or other instrument to which the Company is a party or by which the Company or its property or assets may be bound or affected or violate in any material respect any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Company.

SCHEDULE 2

REGISTER OF MEMBERS OF THE BVI, AND THE ULTIMATE

BENEFICIAL SHAREHOLDERS

SCHEDULE 3

-	Exclusive Operation Agreement for Global Live Streaming E-commerce

-	Exclusive Operation Agreement for Global Live Streaming E-commerce

PURCHASER

SIGNED by	)

Rich Sparkle Holdings Limited	)
)
in the presence of:	)
)

VENDORS

SIGNED by	)
)
Serigne Khabane Lame	)
)
in the presence of:-)

SIGNED by	)
Dominant Action Limited	)
)
In the presence of	)

SIGNED by	)
Pink13 Group Inc.	)
)
In the presence of	)

SIGNED by	)
Anhui Xiaoheiyang Network	)
Technology Company Limited	)
)
In the presence of	)

SIGNED by	)
Develop Master Limited	)
)
)
In the presence of	)

SIGNED by	)
Ace Fantasy Limited	)
)
In the presence of	)